[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm if publicly disclosed

Exhibit 10.20

DATED THIS 10TH OF MARCH 2022

LIU, YU

(Passport No.: EB4943819)

(“VENDOR”)

AND

GRAPHJET TECHNOLOGY SDN. BHD
(Reg no: 1355419-P)

(“PURCHASER”)

INTELLECTUAL PROPERTY SALES AGREEMENT

THIS AGREEMENT is made on

BETWEEN

A.	Liu, Yu (Passport No. EB4943819) with address at Block A-23A-9, Le Yuan Residence, 8 Jalan Selesaria 3, Happy Garden, 58200 Kuala Lumpur (“Vendor”);

AND

(1)	Graphjet Technology Sdn Bhd (Reg No. 1355419-P) with address at Unit No, L4-E-8, Enterprise 4, Technology Park Malaysia, 57000 Bukit Jalil, Kuala Lumpur (“Purchaser”).

(collectively the “Parties” and individually each a “Party”),

BACKGROUND

B.	Graphjet Technology Sdn Bhd [Company No. 201901046089 (1355419-P) (“Company”) is a private company incorporated in Malaysia.

C.	The Vendor is the legal and beneficial owner of the Sale Intellectual property (as defined below).

D.	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Intellectual property for the Sale Intellectual property Consideration (as defined below) and upon the terms and conditions set out in this Agreement.

IT IS HEREBY AGREED: -

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions will (except where the context otherwise requires) have the following meanings: -

“Agreement”	means this agreement, its schedules and annexures together with any amendments hereto that may be agreed in writing between the Parties after the date hereof;

“Applicable Laws”

means, with respect to any person, any and all applicable constitutions, treaties, statutes, laws, by-laws, regulations, ordinances, codes, rules, rulings, judgments, rules of common law, orders, decrees, awards, injunctions or any form of decisions, determinations or requirements of or made or issued by, governmental, statutory, regulatory, administrative, supervisory or judicial authorities or bodies (including without limitation, any relevant stock exchange or securities council) or any court, arbitrator or tribunal with competent jurisdiction to which such person is subject;

“Business Day”	means a day other than a Saturday or Sunday on which banks are open for commercial business in Kuala Lumpur;

“Companies Act”	means the Companies Act 2016 of Malaysia, as amended from time to time;

“Encumbrances”	means a mortgage, charge, pledge, lien, option, restriction, equity, right to acquire, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect and “Encumbrance” shall be construed accordingly;

“Intellectual property”	means the Intellectual property own by the vendor, and “Intellectual property” shall be construed accordingly;

“RM”	means Ringgit Malaysia, the lawful currency of Malaysia;

“Sale Intellectual property”	A process for producing palm-based graphene. Intellectual property held by the Vendor;

“Warranties”	means the warranties and undertakings set out in Clause 5 and Schedule 1 and “Warranty” will mean any of them.

1.2	In this Agreement where the context admits: -

1.2.1	words and phrases which are defined or referred to in or for the purposes of the Companies Act have the same meanings in this Agreement (unless otherwise expressly defined in this Agreement);

1.2.2	reference to a statutory provision includes reference to: -

1.2.2.1	any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

1.2.2.2	any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement except to the extent that any modification, amendment, consolidation, re-enactment or replacement made after the date of this Agreement would increase the liability of any of the Parties hereto;

1.2.3	reference to a Clause, Schedule or Paragraph is to a clause, schedule or a paragraph of a schedule of or to this Agreement respectively;

1.2.4	reference to the Parties to this Agreement includes their respective successors, permitted assigns and personal representatives;

1.2.5	reference to any gender includes the other genders;

1.2.6	reference to persons includes bodies corporate or unincorporated;

1.2.7	the index, headings and any descriptive notes are for ease of reference only and will not affect the construction or interpretation of this Agreement; and

1.2.8	this Agreement incorporates the Schedules and Annexures to it.

2.	SALE AND PURCHASE OF SALE INTELLECTUAL PROPERTY

2.1	Subject to the terms and conditions of this Agreement, the Vendor agrees to sell the Sale Intellectual property and the Purchaser agrees to purchase the Sale Intellectual property free from all Encumbrances and any other third party claims and with all rights attached or accruing thereto as of and including the Completion Date.

3.	CONSIDERATION FOR THE SALE INTELLECTUAL PROPERTY

Subject to the terms and conditions of this Agreement, the consideration payable by the Purchaser to the Vendor for all the Sale Intellectual property shall be a total sum Ringgit Malaysia [***] ([***]) (“Sale Intellectual property Consideration”), payable on the Completion Date by way of cash, telegraphic transfer, bankers’ cheque or bankers’ draft drawn in favour of the Vendor,

4.	COMPLETION

4.1	Completion shall take place on the date of this Agreement (“Completion Date”) (or on such other date as the Parties may mutually agree in writing).

4.2	On the Completion Date, in exchange for payment of the Sale Intellectual property Consideration, the Vendor shall deliver the following information and/or documents: -

4.2.1	the original intellectual property certificates for all (and not some only) of the Sale Intellectual property

4.2.2	the vendor agreed to apply the technology in the name of the purchaser. Payment is due and payable upon receipt of acceptance of Intellectual Property of Malaysia

4.2.3	the purchaser responsible to complete the products under this technology to meet industrialization requirements and graphene quality standards

4.2.4	once the patent application accepted, the purchaser shall pay Ringgit Malaysia [***] ([***]) within half year to the vendor

4.2.5	after the factory is set up to produce products that meet the specifications and are verified by a third party to meet the standards, the purchaser shall pay the balance of Ringgit Malaysia [***] ([***]) to the vendor

5.	WARRANTIES

5.1	The Vendor hereby warrants: -

5.1.1	he is legally competent to execute, deliver, and perform the terms of this Agreement;

5.1.2	he is not a bankrupt nor is there any winding-up or bankruptcy proceedings against him;

5.1.3	the execution and delivery of this Agreement and performance of the obligations contained herein by it will not violate any Applicable Laws or documents to which the Vendor is a party or by which is bound by; and

5.1.4	the completion of the transactions contemplated in this Agreement will not conflict with or result in the breach of or accelerate the performance provided by, the terms of any agreement or deed to which it may be bound by or affected by.

5.2	The Vendor further warrants to the Purchaser that, as at the Completion Date, each of the statements set out in Schedule 1 will be true, accurate and complete in all respects.

5.3	The Purchaser hereby warrants: -

5.3.1	he is legally competent to execute, deliver, and perform the terms of this Agreement;

5.3.2	he is not bankrupt nor is there any there any bankruptcy proceedings against him;

5,3.3	to the best of his knowledge, no litigation, arbitration, tax claim, dispute or administrative proceeding is at present, current or pending or threatened, which is likely to have an effect upon him or his ability to perform his financial or other obligations under this Agreement; and

5.3.4	the execution and delivery of this Agreement and performance of the obligations contained herein by him will not violate any Applicable Laws or documents to which he is a party or by which is bound by.

5.4	Each of the Warranties: -

5.4.1	is separate and independent, and is without prejudice to any other warranty or undertaking and, except where expressly stated, no Warranty contained in this agreement governs or limits the extent or application of any other Warranty;

5.4.2	remains in full force and effect notwithstanding Completion;

5.4.3	is deemed to be given as at the date of this Agreement and to be repeated immediately before Completion in relation to the facts and circumstances then existing at Completion;

5.4.4	will not be deemed in any way modified or discharged by reason of any investigation made or to be made by or on behalf of the Purchaser or by reason of any information relating to the Company of which the Purchaser has knowledge (actual, implied or constructive); and

5.4.5	is not affected by any information or knowledge, actual or constructive, that the Purchaser has or ought to have in relation to the affairs of the Company.

6.	FURTHER ASSURANCE

The Parties agree to and execute or procure to be done and executed all such acts, deeds, documents and things as may be necessary to give effect to this Agreement.

7.	COSTS

7.1	Each Party must pay its own legal costs and expenses for the negotiation, preparation, completion of this Agreement.

7.2	All stamp duty and other similar duty payable in respect of the sale and purchase of the Sale Intellectual property shall be borne by the Purchaser.

8.	ASSIGNMENT

The Parties may assign, transfer or deal with the its respective rights or obligations with the prior written consent of the other Party.

9.	ENTIRE AGREEMENT

This Agreement replaces any previous agreement, representation, warranty or understanding between the Parties concerning the subject matter and contains the entire agreement between the Parties. This Agreement embodies the entire agreement and understanding of the Parties hereto and there are no provisions, terms, conditions or obligations, oral or written, express or implied other than those contained herein and in the event of this Agreement being found inconsistent with any other document or documents signed by them prior to the execution of this Agreement, the terms of this Agreement shall prevail.

10.	TIME FOR PERFORMANCE

Except as otherwise expressly provided, time is of the essence of this Agreement.

11.	VARIATIONS

No variation of this Agreement or any of the documents in the agreed form will be valid unless it is in writing and signed by or on behalf of each of the Parties to this Agreement.

12.	WAIVER

12.1	A Party waives a right under this Agreement only if it does so in writing.

12.2	A Party does not waive a right simply because it: -

12.2.1	fails to exercise the right;

12.2.2	delays in exercising the right; or

12.2.3	only exercise part of the right.

12.3	A waiver of one breach of a term of this Agreement does not operate as a waiver of another breach of the same term or any other term.

13.	SEVERABILITY

The invalidity, illegality or unenforceability of any provisions of this Agreement will not affect the continuation in force of the remainder of this Agreement.

14.	NOTICES

14.1	Any notice to be given pursuant to the terms of this Agreement must be given in writing to the Party due to receive such notice at their respective addresses as follows or such other address as may have been notified to the other Party in accordance with this Clause: -

Vendor

Address: Block A-23A-9, Le Yuan Residence, 8 Jalan Selesaria 3, Happy Garden, 58200 Kuala Lumpur

Purchaser

Address: Unit No, L4-E-8, Enterprise 4, Technology Park Malaysia, 57000 Bukit Jalil, Kuala Lumpur

14.2	Notice must be delivered: -

14.2.1	personally; or

14.2.2	sent by prepaid registered post.

14.3	Notices will be deemed to be given: -

14.3.1	in the case of delivery personally - on delivery;

14.3.2	in the case of posting, at the earliest of: -

14.3.2.1	where there is evidence of receipt - at the time of receipt; and

14.3.2.2	otherwise - 48 hours after posting,

but if delivery or receipt is on a day which is not a Business Day or is after 5.00 pm at the place of delivery or receipt, it is taken as given at 9.00 am on the next Business Day.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed by one or more of the Parties to this Agreement will constitute an original but all of which will constitute one and the same instrument.

16.	TAX

16.1	Every Party in this Agreement (“Taxable Party”) shall be responsible to account for and to pay and discharge all of its/his own taxes whatsoever (if any) which may be levied or imposed upon the Taxable Party in relation to, in connection with, or arising from this Agreement.

16.2	Each Party hereto acknowledges that each of them has obtained its/his own tax advice and is fully aware of any tax consequence arising from them entering into this Agreement and shall take full responsibility for any tax arising, consequent to them entering into this Agreement.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement is governed by and construed in accordance with the laws of Malaysia.

17.2	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to the non-exclusive jurisdiction of the Courts of Malaysia.

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SCHEDULE I

The Warranties

The Vendor warrants and undertakes to the Purchaser that: -

1.1	The Vendor has full power and authority and has taken all action necessary to execute and deliver and to exercise its rights and perform its obligations under this Agreement;

1.2	There is no Encumbrance on, over or affecting the Sale Intellectual property or any of them or any registered in any personal or any Company and there is no agreement or commitment to give or create any such Encumbrance or negotiations which may lead to such an agreement or commitment and no claim has been made by any person to be entitled to such an Encumbrance;

1.3	The Vendor is entitled to sell and transfer the full legal and beneficial ownership in the Sale Intellectual property to the Purchaser and such sale will not result in any breach of or default under any agreement or other obligation binding upon the Vendor or any of its property;

1.4	There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against the Vendor in respect of the Sale Intellectual property or the registered intellectual property to any personal or Company or that Vendor’s entitlement to dispose of the Sale Intellectual property and there are no facts known to that Vendor which might give rise to any such proceedings or any such dispute;

1.5	The Vendor has obtained all necessary approvals for the entry into this Agreement and the matters contemplated thereunder; and

1.6	The entry into and performance of this Agreement by the Vendor does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which the Vendor is bound or affect or violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Vendor.

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IN WITNESS of which the Parties have executed this Agreement.

The Vendor

Signed by	)
Liu Yu	)
in the presence of:	)
)
)
)
)
)
/s/ Kang Zi Xin	)	/s/ Liu Yu

Witness		Liu Yu
Name: Kang Zi Xin
NRIC No.: 900810-07-5244

The Purchaser

Signed by	)
Graphjet Technology Sdn Bhd	)
in the presence of:	)
)
)
)
)
)
/s/ Kang Zi Xin	)	/s/ Lee Ping Wei

Witness		Lee Ping Wei
Name: Kang Zi Xin		Executive Director
NRIC No.: 900810-07-5244